Exhibit 99.3

Ameren Corporation	One Ameren Plaza
1901 Chouteau Avenue
Gary L. Rainwater	PO Box 66149, MC 05
Chairman, President and CEO	St. Louis, MO 63166-6149

February 17, 2009

Dear Fellow Ameren Shareholder,

Last Friday our Board of Directors declared a quarterly common dividend of 38.5 cents per share payable on March 31, 2009, to shareholders of record on March 11, 2009. This new dividend level is 39% below previous levels and that is why I am writing you this letter.

I want to assure you that the decision to reduce Ameren’s dividend payout was not taken lightly, and was made only after first implementing other less painful steps. I fully understand the importance of our common dividend to you. However, the dramatic and unprecedented changes that have taken place in the economy, and in the capital, credit and commodity markets, over the last few months have required unprecedented actions by governments and companies, alike.

The current economic and financial crisis has presented challenges for Ameren. The utility industry is among the most capital intensive of all industries. This means we need to raise a lot of money to invest in our businesses every year. This need has only increased in recent years as we upgrade our aging infrastructure and meet ever-stricter environmental rules. As a result, it is imperative that our company be financially strong and sufficiently flexible in order to have ready access to the financial markets at a reasonable cost. This access simply has not been possible over the past few months as even investment-grade companies, like Ameren, have had difficulty raising capital on favorable terms.

Late last year, we took several steps to lower our cash requirements as initial responses to the global crisis. We put in place plans to slash 2008 and projected 2009 capital and operating expenditures by approximately $800 million. We reduced executive management salaries and incentive compensation opportunities, and placed firm controls on headcount. We also held out hope that measures taken by governments would stem the financial and economic crisis in the near term. Unfortunately, the recession has worsened since that time. We will continue to tightly manage our operations, maintenance and administrative expenses. However, we do not believe that these actions alone are enough to position our company so that it can truly thrive over the long term. And thrive I believe we will.

So why reduce the dividend? Ameren was faced with the prospect of abandoning a strategic plan that we really believe will bring long-term value to you, our investors, or using high-cost financing alternatives to support that plan. In recent years, our company has annually paid out over half a billion dollars in dividends. Our dividend level has historically been among the highest of our utility peers and, in fact, of all large U.S. companies. In 2008, we paid out 88% of our earnings in dividends versus 50 to 60% for peer companies. The new dividend level allows Ameren to retain approximately $215 million a year.  It will provide incremental funds to improve reliability, meet our customers’ expectations and grow our regulated businesses.  It will reduce our reliance on dilutive equity financings, enhance our access to the capital and credit markets to fund our operations and drive solid long-term earnings per share growth. Our Board of Directors believes the dividend reduction enhances our financial strength and flexibility, allowing us to approach the markets proactively and opportunistically.

The previous dividend level was originally established at a time when Ameren’s earnings were fully regulated and more predictable. In 2008, however, almost 60% of our earnings came from our non-rate-regulated generation business. This has been a good business, but a business that is subject to wide fluctuations in earnings from year to year based on changes in power prices. Such a volatile business is not conducive to supporting such a large

February 17, 2009

dividend. Our adjusted dividend level provides Ameren with a more sustainable dividend payout ratio based upon earnings from our regulated businesses.

Ultimately, your Board and I are responsible for the stewardship of this company and delivering long-term value to you, our shareholders. We take this responsibility very seriously, and we genuinely believe that Friday’s decision is in the best interests of the company, our shareholders, and frankly, all our stakeholders.

We remain very committed to our straightforward long-term business strategy of investing in our Missouri and Illinois regulated businesses in order to deliver safe, reliable, and affordable energy to our customers. Our strategy also calls for optimizing our existing non-rate-regulated generation assets. Together, we believe these initiatives will deliver solid long-term value to our shareholders. I believe the actions taken to date firmly position Ameren to continue to successfully realize the benefits of this strategy.

It is important to note that Ameren’s new dividend rate will put it squarely within the payout range of similar companies.  That, coupled with our long-term annual earnings per share growth target of at least 5%, would provide a competitive long-term total return potential. As they have done in the past, the Board is expected to take into account various factors in future dividend decisions, including Ameren’s historical and projected earnings and cash flow, potential cash flow requirements, dividend payout rates at other utilities, return on investments with similar risk characteristics, impacts of regulatory orders or legislation and overall business considerations. Looking ahead, our goal would be to grow the dividend level as our earnings from rate-regulated operations increase and our overall cash flow profile improves.

Thank you for your past and future support of Ameren. If you have any questions, please contact Ameren’s Investor Services department at 800-255-2237 (314-554-3502) or by e-mail at invest@ameren.com.

Sincerely,

Forward-looking Statements

Statements in this letter not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to refer you to the company’s press release issued on February 13, 2009 with respect to the decision to reduce the dividend, among other matters, as well as the company’s filings with the Securities and Exchange Commission, for important factors that could cause actual results to differ materially from management expectations suggested in such forward-looking statements.